FOR IMMEDIATE RELEASE: Friday, March 31, 2000

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley "T" Nielson
          Chief Financial Officer and Chief Operating Officer
          Mity-Lite, Inc.
          801-224-0589


               MITY-LITE, INC. COMPLETES DO GROUP TRANSACTION

OREM, UTAH -- Mity-Lite, Inc. (Nasdaq: MITY), designer, manufacturer, and marketer of a variety of institutional furniture, today announced that the Company has entered into an agreement to acquire the remaining 50.1 percent of the stock of DO Group, Inc., a privately-held manufacturer of specialty office seating and office systems based in Elkhart, Indiana. DO Group markets its products under the Domore, DO3, JG and Corel tradenames. The transaction is due to close on April 1.

The transaction calls for the exchange of approximately $2.2 million cash and 41,000 shares of Mity-Lite stock for the remaining 50.1 percent of DO Group stock. In addition, Mity-Lite will assume approximately $1.0 million in long-term debt. The acquisition will be treated for accounting purposes as a purchase. DO Group, Inc. will become a wholly owned subsidiary of Mity-Lite. For the twelve months ended March 31, 2000, DO Group will generate net sales of nearly $13 million.

DO Group produces a full line of high-quality products including office seating and office panel systems. The seating division is a recognized leader in the intensive use seating market, supplying chairs to police departments, 911 centers, and air traffic control centers. The systems division has established itself as one of the easiest to configure, assemble and disassemble post-to-panel systems at moderate price points. DO Group's customer base includes the United States Postal Service, Federal Aviation Administration and a number of Fortune 500 companies. The company has manufacturing facilities in Elkhart, Indiana, and Marked Tree, Arkansas.

"We have anticipated the completion of this acquisition for the past three years," said Gregory L. Wilson, chairman and president of Mity-Lite. "We are excited to finally have all of DO Group under the Mity-Lite umbrella and are confident this is a sound strategic step for Mity-Lite."

"We look forward to completing the transaction and becoming fully incorporated into the Mity-Lite team," noted Dennis Kerbdle, chairman of DO Group, Inc.
"We believe we can continue to contribute to Mity-Lite's plans for sales and earnings growth well into the future."

Founded in 1987, Mity-Lite, Inc. designs, manufactures and markets innovative commercial furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality commercial furniture products to niche markets. The Company's product lines consist of multipurpose room furniture, geriatric seating, call center furniture, and specialty office seating and office systems. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG tradenames. Headquartered in Utah, Mity-Lite serves national and international customers directly and through distributors.

This press release includes forward-looking statements relating to the acquisition of DO Group, Inc. and its ability to increase sales and earnings. These expectation may not be realized and is subject to uncertainties. No assurance is given that any forward looking statements contained in this press release will be realized.

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